Exhibit 15.2

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Ladies and Gentlemen:

We have read the statements made by CENTRAIS ELÉTRICAS BRASILEIRAS S.A. – ELETROBRAS (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a), as part of the Form 20-F of CENTRAIS ELÉTRICAS BRASILEIRAS S.A. – ELETROBRAS dated April 30, 2014. We agree with the statements concerning our Firm in such Form 20-F.

/s/ PricewaterhouseCoopers Auditores Independentes

PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, Brazil

April 30, 2014